Exhibit 10.95

LOAN AGREEMENT

This Agreement dated as of April 18, 2019, is among Bank of America N.A. (the "Bank"), CUI, Inc., an Oregon corporation, (“CUI”) and CUI-Canada, Inc., a Nova Scotia corporation (“CUI Canada”, and collectively with CUI, the "Borrower").

1.	definitions

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

1.1	"Acceptable Inventory" means inventory which satisfies the following requirements:

(a)	The inventory is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank.

(b)

The inventory is located at locations which the Borrower has disclosed to the Bank and which are acceptable to the Bank. If the inventory is covered by a negotiable document of title (such as a warehouse receipt) that document must be delivered to the Bank. Inventory which is in transit is not acceptable.

(c)

The inventory is held for sale in the ordinary course of the Borrower's business and is of good and merchantable quality. Display items, work-in-process, parts, raw materials, samples, and packing and shipping materials are not acceptable. Inventory which is obsolete, unsalable, damaged, defective, used, discontinued or slow-moving, or which has been returned by the buyer, is not acceptable.

(d)	The inventory is covered by insurance as required in the "Covenants" section of this Agreement.

(e)	The inventory has not been manufactured to the specifications of a particular account debtor.

(f)	The inventory is not subject to any licensing agreements which would prohibit or restrict in any way the ability of the Bank to sell the inventory to third parties.

(g)

The inventory has been produced in compliance with the requirements of the U.S. Fair Labor Standards Act (29 U.S.C. §§201 et seq.), the Employment Standards Act, 2000 (Ontario) and other applicable law.

(h)	The inventory is not placed on consignment.

(i)	The inventory is otherwise acceptable to the Bank.

1.2	"Acceptable Receivable" means an account receivable which satisfies the following requirements:

(a)

The account has resulted from the sale of goods by the Borrower in the ordinary course of the Borrower's business and without any further obligation on the part of the Borrower to service, repair, or maintain any such goods sold other than pursuant to any applicable warranty.

(b)	There are no conditions which must be satisfied before the Borrower is entitled to receive payment of the account. Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.

(c)	The debtor upon the account does not claim any defense to payment of the account, whether well founded or otherwise.

(d)

The account balance does not include the amount of any counterclaims or offsets which have been or may be asserted against the Borrower by the account debtor (including offsets for any "contra accounts" owed by the Borrower to the account debtor for goods purchased by the Borrower or for services performed for the Borrower). To the extent any counterclaims, offsets, or contra accounts exist in favor of the debtor, such amounts shall be deducted from the account balance.

(e)

The account represents a genuine obligation of the debtor for goods sold to and accepted by the debtor. To the extent any credit balances exist in favor of the debtor, such credit balances shall be deducted from the account balance.

(f)

The account balance does not include the amount of any finance or service charges payable by the account debtor. To the extent any finance charges or service charges are included, such amounts shall be deducted from the account balance.

(g)	The Borrower has sent an invoice to the debtor in the amount of the account.

(h)

The Borrower is not prohibited by the laws of the jurisdiction where the account debtor is located from bringing an action in the courts of that state or province to enforce the debtor's obligation to pay the account. The Borrower has taken all appropriate actions to ensure access to the courts of the jurisdiction where the account debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable governmental agency or the qualification by the Borrower as a foreign corporation authorized to transact business in such jurisdiction.

(i)	The account is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank.

(j)	The debtor upon the account is not any of the following:

(i)	An employee, affiliate, parent or subsidiary of the Borrower, or an entity which has common officers or directors with the Borrower.

(ii)

(A) The U.S. government or any agency or department of the U.S. government unless the Bank agrees in writing to accept the obligation, the Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. §6305) with respect to the obligation, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against the Borrower; or (B) the Canadian government or any agency or department of the Canadian government unless the Bank agrees in writing to accept the obligation, the Borrower complies with the procedures in the Financial Administration Act (Canada) with respect to the obligation, and the underlying contract expressly provides that neither the Canadian government nor any agency or department thereof shall have the right of set-off against the Borrower.

(iii)	Any state, province, territory, county, city, town or municipality.

(iv)

Any person or entity located in a foreign country other than the United States or Canada unless (A) the account is supported by an irrevocable letter of credit issued by a bank acceptable to the Bank, and, if requested by the Bank, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to the Bank, or (B) the account is covered by foreign credit insurance acceptable to the Bank and the account is otherwise an Acceptable Receivable.

(k)	The account is not in default. An account will be considered in default if any of the following occur:

(i)	the account is not paid within 90 days from its invoice date or 60 days from its due date, whichever occurs first;

(ii)	the debtor obligated upon the account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

(iii)	any petition is filed by or against the debtor obligated upon the account under any bankruptcy or insolvency law or any other law or laws for the relief of debtors.

(l)	The account is not the obligation of a debtor who is in default (as defined above) on 10% or more of the accounts upon which such debtor is obligated.

(m)	The account does not arise from the sale of goods which remain in the Borrower's possession or under the Borrower's control.

(n)	The account is not evidenced by a promissory note or chattel paper, nor is the account debtor obligated to the Borrower under any other obligation which is evidenced by a promissory note.

(o)	The account is otherwise acceptable to the Bank.

In addition to the foregoing limitations, the dollar amount of accounts included as Acceptable Receivables which are the obligations of a single debtor shall not exceed the concentration limit established for that debtor. To the extent the total of such accounts exceeds a debtor's concentration limit, the amount of any such excess shall be excluded. The concentration limit for each debtor shall be equal to 10% of the total amount of the Borrower's Acceptable Receivables at that time. The foregoing concentration limit shall not apply to the following debtors: Future Electronic, Digi-Key Electronics and Arrow.

1.3	“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

1.4	“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

1.5	"Borrowing Base" means the sum of:

(a)	80% of the balance due on Acceptable Receivables; plus

(b)

the lesser of (i) 50% of the Borrower’s cost of Acceptable Inventory, (ii) 80% of the orderly liquidation value of Acceptable Inventory and (iii) the amount included in the Borrowing Base pursuant to subclause (a) of this definition; minus

(c)

the outstanding amount of loans, advances, other extensions of credit investments, capital contributions and other transfers of assets made to affiliates of the Borrower that are not Obligors pursuant to Section 7.12(d) or 7.13(d).

In determining the orderly liquidation value of Acceptable Inventory to be included in the Borrowing Base, the Bank will use the its independent determination of the orderly liquidation value of such inventory in such quantities and on such terms as the Bank deems appropriate.

After calculating the Borrowing Base as provided above, the Bank may deduct such reserves as the Bank may establish from time to time in its reasonable credit judgment, including, without limitation, all Canadian Priority Payables Reserves and reserves for rent at leased locations subject to statutory or contractual landlord’s liens, inventory shrinkage, dilution, customs charges, warehousemen’s or bailees’ charges and the amount of estimated maximum exposure, as determined by the Bank from time to time, under any interest rate contracts which the Borrower enters into with the Bank (including interest rate swaps, caps, floors, options thereon, combinations thereof, or similar contracts).

1.6     “Canadian Plan" means a "pension plan" or "plan" within the meaning of the applicable pension benefits legislation in any jurisdiction of Canada that is organized and administered to provide pensions, pension benefits or retirement benefits for employees and former employees of the Borrower or any Related Party.

1.7     “Canadian Priority Payables” means, at any time, (a) the amount payable by the Borrower, or the accrued amount for which the Borrower has an obligation to remit to a governmental authority or other person pursuant to any applicable law, in respect of (i) pension fund obligations; (ii) employment insurance; (iii) goods and services taxes, sales taxes, harmonized taxes, excise taxes, value added taxes, employee income taxes and other taxes or governmental royalties payable or to be remitted or withheld; (iv) workers’ compensation; (v) wages, commissions, severance pay, employee deductions, vacation pay and amounts payable under the Wage Earner Protection Program Act (Canada) or secured by Section 81.3 or 81.4 of the Bankruptcy and Insolvency Act (Canada) and (vi) other charges and demands; and (b) the aggregate amount of any raw materials or inventory of the Borrower which the Bank in its reasonable discretion considers is or may be subject to retention of title by a supplier or a right of a supplier to recover possession thereof, including, without limitation, such inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any other laws of Canada which grant repossession, revendication or similar rights to unpaid suppliers; in each case, in respect of which any governmental authority or other person may claim a security interest, hypothec, prior claim, lien, trust (statutory or deemed) or other claim or lien ranking or capable of ranking in priority to or pari passu with one or more of the liens in favor of the Bank.

1.8     “Canadian Priority Payables Reserves” means, on any date of determination for the Borrowing Base, a reserve established by the Bank in its reasonable discretion in such amount as the Bank may determine in respect of Canadian Priority Payables.

1.9     "Credit Limit" means the amount of Ten Million Dollars ($10,000,000).

1.10     “CUI-Global” means CUI Global, Inc., a Colorado corporation.

1.11     “CUI-Japan” means CUI Japan Co., Ltd., a Japanese company.

1.12     “Guarantor” means any person or entity, if any, providing a guaranty with respect to the obligations hereunder.

1.13     “Obligor” means any Borrower and/or Guarantor.

1.14     “Related Party” means each of CUI, CUI-Canada and CUI-Japan and their respective subsidiaries.

2.	line of credit amount and terms

2.1	Line of Credit Amount.

(a)

During the availability period described below, the Bank will provide a line of credit to the Borrower (the “Line of Credit”). The amount of the Line of Credit (the "Commitment") is equal to the lesser of (i) the Credit Limit or (ii) the Borrowing Base.

(b)	This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)

The Borrower agrees not to permit the principal balance outstanding to exceed the Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.

2.2	Availability Period.

The Line of Credit is available between the date of this Agreement and March 31, 2021, or such earlier date as the availability may terminate as provided in this Agreement (the "Expiration Date").

2.3	Conditions to Availability of Credit.

In addition to the items required to be delivered to the Bank under the paragraph entitled "Financial Information" in the "Covenants" section of this Agreement, the Borrower will promptly deliver the following to the Bank at such times as may be requested by the Bank:

(a)

A borrowing base certificate, in form and detail satisfactory to the Bank, setting forth the Acceptable Receivables and the Acceptable Inventory on which the requested extension of credit is to be based.

2.4	Repayment Terms.

(a)

The Borrower will pay interest on April 30, 2019, and then on the last day of each month thereafter until payment in full of all principal outstanding under this facility. The amount of each interest payment shall be the amount of accrued interest on the Line of Credit as of the interest payment date or such earlier accrual date as indicated on the billing statement for such interest payment.

(b)	The Borrower will repay in full all principal, interest or other charges outstanding under this Agreement no later than the Expiration Date.

(c)	The Borrower may prepay the Line of Credit in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under this Agreement.

2.5	Interest Rate.

(a)	The interest rate is a rate per year equal to the LIBOR Daily Floating Rate plus 2.00 percentage point(s).

(b)

The LIBOR Daily Floating Rate is a fluctuating rate of interest which can change on each banking day. The rate will be adjusted on each banking day to equal the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Bank) for U.S. Dollar deposits for delivery on the date in question for a one month term beginning on that date. The Bank will use the London Interbank Offered Rate as published by Bloomberg (or other commercially available source providing quotations of such rate as selected by the Bank from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Bank. A "London Banking Day" is a day on which banks in London are open for business and dealing in offshore dollars. If at any time the LIBOR Daily Floating Rate is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

(c)

For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields. The Borrower irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Agreement, that the interest payable under this Agreement and its calculation have not been adequately disclosed to the Borrower, whether pursuant to section 4 of the Interest Act (Canada) or any other applicable law.

2.6	Letters of Credit.

(a)

As a subfacility under the Line of Credit, during the availability period, the Bank agrees from time to time to issue or cause an affiliate to issue standby letters of credit for the account of the Borrower (each a "Letter of Credit," and collectively "Letters of Credit"); provided however, that the aggregate drawn and undrawn amount of all outstanding Letters of Credit shall not at any time exceed One Million Dollars ($1,000,000). The form and substance of each Letter of Credit shall be subject to approval by the Bank, in its sole discretion. Each Letter of Credit shall be issued for a term, as designated by the Borrower, not to exceed three hundred sixty-five (365) days; provided however, that no Letter of Credit shall have an expiration date more than one hundred eighty (180) days beyond the Expiration Date. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and such amount shall not be available for borrowings. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by the Bank in connection with the issuance of Letters of Credit. At the option of the Bank, any drawing paid under a Letter of Credit may be deemed an advance under the Line of Credit and shall be repaid by the Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then the Borrower shall immediately pay to the Bank the full amount drawn, together with interest from the date such drawing is paid to the date such amount is fully repaid by the Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event the Borrower agrees that the Bank, in its sole discretion, may debit any account maintained by the Borrower with the Bank for the amount of any such drawing. The Borrower agrees to deposit in a cash collateral account with the Bank an amount equal to the aggregate outstanding undrawn face amount of all letters of credit which remain outstanding on the Expiration Date. The Borrower grants a security interest in such cash collateral account to the Bank. Amounts held in such cash collateral account shall be applied by the Bank to the payment of drafts drawn under such letters of credit and to the obligations and liabilities of the Borrower to the Bank, in such order of application as the Bank may in its sole discretion elect.

(b)

The Borrower shall pay the Bank a non-refundable fee equal to 2.00% per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated. If there is a default under this Agreement, at the Bank's option, the amount of the fee shall be increased to 6.00% per annum, effective starting on the day the Bank provides notice of the increase to the Borrower.

3.	collateral

3.1	Personal Property.

The personal property listed below now owned or owned in the future by the parties listed below will secure the Borrower’s obligations to the Bank under this Agreement or, if the collateral is owned by a Guarantor, will secure the guaranty, if so indicated in the security agreement. The collateral is further defined in security agreement(s) executed by the owners of the collateral.

(a)	Equipment and fixtures.

(b)	Inventory.

(c)	Receivables.

(d)	Securities and other investment property.

Regulation U of the Board of Governors of the Federal Reserve System places certain restrictions on loans secured by margin stock (as defined in the Regulation). The Bank and the Borrower shall comply with Regulation U. If any of the collateral is margin stock, the Borrower shall provide to the Bank a Form U-1 Purpose Statement.

(e)	Time deposits with the Bank.

(f)	Patents, trademarks and other general intangibles.

4.	loan administration and fees

4.1	Fees.

The Borrower will pay to the Bank the fees set forth on Schedule A.

4.2	Collection of Payments; Payments Generally.

(a)

Payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement, or by such other method as may be permitted by the Bank.

(b)

Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank which will, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Bank.

(c)	All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.

4.3	Requests for Credit; Equal Access by all Borrowers.

Any Borrower (or a person or persons authorized by any one of the Borrowers), acting alone, can borrow up to the full amount of credit provided under this Agreement. Each Borrower will be liable for all extensions of credit made under this Agreement to any other Borrower.

4.4	Borrower’s Instructions.

Subject to the terms, conditions and procedures stated elsewhere in this Agreement, the Bank may honor instructions for advances or repayments and any other instructions under this Agreement given by any one of the individuals the Bank reasonably believes is authorized to sign loan agreements on behalf of the Borrower, or any other individual(s) designated by any one of such authorized signers (each an “Authorized Individual”). The Bank may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank.

4.5	Direct Debit.

The Borrower agrees that on the due date of any amount due under this Agreement, the Bank will debit the amount due from deposit account number owned by CUI, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the "Designated Account"). Should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower.

4.6	Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due or which are received on a day which is not a banking day will be due or applied, as applicable, on the next banking day.

4.7	Additional Costs.

The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any Change in Law which are allocated to this Agreement or any credit outstanding under this Agreement.  The allocation will be made as determined by the Bank, using any reasonable method.  The costs include, without limitation, the following:

(a)	any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and

(b)	any capital requirements relating to the Bank's assets and commitments for credit.

“Change in Law” means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

4.8	Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

4.9	Default Rate.

Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Bank bear interest at a rate which is 4.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

4.10	Taxes.

If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.

4.11	Payments in Kind.

If the Bank requires delivery in kind of the proceeds of collection of the Borrower's accounts receivable, such proceeds shall be credited to interest, principal, and other sums owed to the Bank under this Agreement in the order and proportion determined by the Bank in its sole discretion. All such credits will be conditioned upon collection and any returned items may, at the Bank's option, be charged to the Borrower.

5.	conditions

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

5.1	Authorizations.

Evidence that the execution, delivery and performance by the Borrower and/or such Obligor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2	Governing Documents.

A copy of each Obligor’s organizational documents.

5.3	KYC Information.

(a)

Upon the request of the Bank, the Borrower shall have provided to the Bank, and the Bank shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

(b)	If an Obligor qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to the Bank if so requested.

5.4	Guaranties.

Guaranty signed by CUI-Global.

5.5	Security Agreement(s).

Signed original security agreement(s) executed by CUI and CUI-Canada covering the personal property collateral which the Bank requires.

5.6	Perfection and Evidence of Priority.

Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others' rights and interests, except those the Bank consents to in writing.

5.7	Payment of Fees.

Payment of all fees, expenses and other amounts due and owing to the Bank. If any fee is not paid in cash, the Bank may, in its discretion, treat the fee as a principal advance under this Agreement or deduct the fee from the loan proceeds.

5.8	Repayment of Other Credit Agreement.

Evidence that the existing loan agreement with Wells Fargo Capital Finance has been or will be repaid and cancelled, and all security interests related thereto shall be released, on or before the first disbursement under this Agreement.

5.9	Good Standing.

Certificates of good standing (or equivalent, if available) for each Obligor from its jurisdiction of formation.

5.10	Insurance.

Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

6.	representations and warranties

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1	Formation.

Each Obligor is duly formed and existing under the laws of the state, province or other jurisdiction where organized.

6.2	Authorization.

This Agreement, and any instrument or agreement required under this Agreement, are within the applicable Obligor’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3	Beneficial Ownership Certification.

The information included in the Beneficial Ownership Certification most recently provided to the Bank, if applicable, is true and correct in all respects.

6.4	Good Standing.

In each state, province or other jurisdiction in which an Obligor does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name (e.g. trade name or d/b/a) statutes.

6.5	Government Sanctions.

(a)

No Obligor, nor any affiliated entities of any Obligor, including in the case of any Obligor that is not a natural person, subsidiaries nor, to the knowledge of the Borrower, any owner, trustee, director, officer, employee, agent, affiliate or representative of the Borrower or any other Obligor is an individual or entity (“Person”) currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control, the Canadian Government, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Borrower or any other Obligor located, organized or resident in a country or territory that is the subject of Sanctions.

(b)

The Borrower will not, directly or indirectly, use the proceeds of the credit provided under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

6.6	Financial Information.

All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any other Obligor's) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any other Obligor).

6.7	Lawsuits.

There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower or any other Obligor which, if lost, would impair the Borrower's or such Obligor’s financial condition or ability to repay its obligations as contemplated by this Agreement or any other agreement contemplated hereby.

6.8	Other Obligations.

No Related Party is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

6.9	Tax Matters.

The Borrower has no knowledge of any pending assessments or adjustments of income tax for itself or for any Related Party for any year and all taxes due have been paid.

6.10	Collateral.

All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

6.11	No Event of Default.

There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.12	Location of Obligors.

(a)	The place of business of CUI (or, if CUI has more than one place of business, its chief executive office) is located at the address listed on the signature page of this Agreement.

(b)	The place of business of CUI-Canada (or, if CUI-Canada has more than one place of business, its chief executive office) is located at the address listed on the signature page of this Agreement.

6.13	ERISA Plans, etc.

(a)

Each Plan (other than a multiemployer plan) is in compliance in all material respects with ERISA, the Code and other federal or state law, including all applicable minimum funding standards and there have been no prohibited transactions with respect to any Plan (other than a multiemployer plan), which has resulted or could reasonably be expected to result in a material adverse effect.

(b)	With respect to any Plan subject to Title IV of ERISA:

(i)	No reportable event has occurred under Section 4043(c) of ERISA which requires notice.

(ii)	No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 or 4042 of ERISA.

(c)	The following terms have the meanings indicated for purposes of this Agreement:

(i)	"Code" means the Internal Revenue Code of 1986, as amended.

(ii)	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

(iii)	"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv)

"Plan" means a plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

(d)	No Related Party sponsors, administers or has any obligation with respect to any Canadian Plan.

6.14	No Plan Assets.

As of the date hereof and throughout the term of this Agreement, no Obligor (1) is an employee benefit plan subject to ERISA, (2) is a plan or account subject to Section 4975 of the Code; (3) is an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; (4) is a “governmental plan” within the meaning of ERISA; or (5) sponsors, administers or has any obligation with respect to any Canadian Plan.

6.15	Enforceable Agreement.

This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required under this Agreement, when executed and delivered by any Obligor, will be similarly legal, valid, binding and enforceable against such Obligor.

6.16	No Conflicts.

This Agreement does not conflict with any law, agreement, or obligation by which any Obligor is bound.

6.17	Permits, Franchises.

Each Related Party possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.18	Insurance.

Each Related Party has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

6.19	Merchantable Inventory; Compliance with FSLA.

All inventory which is included in the Borrowing Base is of good and merchantable quality and free from defects, and has been produced in compliance with the requirements of the U.S. Fair Labor Standards Act (29 U.S.C. §§201 et seq.), the Employment Standards Act, 2000 (Ontario) and other applicable law.

7.	covenants

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full, the Borrower shall, and shall cause each Related Party:

7.1	Use of Proceeds.

To use the proceeds of the credit extended under this Agreement only for business purposes.

7.2	Financial Information.

To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)

Within 90 days of the fiscal year end, the annual financial statements of CUI-Global, certified and dated by an authorized financial officer. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant (“CPA”) acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b)

Within 45 days after each period's end (including the last period in each fiscal year), quarterly financial statements of CUI-Global, certified and dated by an authorized financial officer. These financial statements may be company-prepared. The statements shall be prepared on a consolidated basis.

(c)

Within 120 days of the fiscal year end, the annual financial statements of the Related Parties, certified and dated by an authorized financial officer of the Borrower. These financial statements must be audited (with an opinion satisfactory to the Bank) by a CPA acceptable to the Bank. The statements shall be prepared on a consolidated and consolidating basis.

(d)

Within 45 days after each period's end (including the last period in each fiscal year), quarterly financial statements of the Related Parties, certified and dated by an authorized financial officer of the Borrower. These financial statements may be company-prepared. The statements shall be prepared on a consolidated and consolidating basis.

(e)

Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by any Obligor to or from its auditor. If no management letter is prepared, the Bank may, in its discretion, request a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

(f)

Financial projections covering a time period acceptable to the Bank and specifying the assumptions used in creating the projections. The projections shall be provided to the Bank no less often than 60 days after the end of each fiscal year.

(g)

Concurrently with the financial statements delivered pursuant to clauses (a), (b), (c) and (d) above, a compliance certificate, signed by an authorized financial officer of the Borrower and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

(h)

A borrowing base certificate setting forth the amount of Acceptable Receivables and Acceptable Inventory as of the last day of each month within 25 days after the period end and, upon the Bank's request, copies of the invoices or the record of invoices from the Borrower's sales journal for such Acceptable Receivables, copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables, and copies of the cash receipts journal pertaining to the borrowing base certificate.

(i)	A detailed aging of the Borrower’s receivables by invoice or a summary aging by account debtor, as specified by the Bank, within 25 days after the end of each month.

(j)	A summary aging by vendor of accounts payable within 25 days after the end of each month.

(k)	If the Bank requires the Borrower to deliver the proceeds of accounts receivable to the Bank upon collection by the Borrower, a schedule of the amounts so collected and delivered to the Bank.

(l)	An inventory listing within 25 days after the end of each month. The listing must include a description of the inventory, its location and cost, and such other information as the Bank may require.

(m)	Copies of all letters of credit issued in support of the Borrower’s accounts receivable.

(n)

Promptly upon the Bank's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to any Related Party and as to any other Obligor as the Bank may request.

7.3	Tangible Net Worth.

To maintain on a consolidated basis with the Related Parties Tangible Net Worth equal to at least Four Million Dollars ($4,000,000).

"Tangible Net Worth" means the value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities.

“Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

7.4	Basic Fixed Charge Coverage Ratio.

To maintain on a consolidated basis with the Related Parties a Basic Fixed Charge Coverage Ratio of at least 1.20:1.0.

"Basic Fixed Charge Coverage Ratio" means the ratio of (a) the sum of EBITDA minus maintenance capital expenditures (which shall be deemed to be $1,250,000), minus cash income tax, minus dividends, withdrawals, and other distributions, to (b) the sum of interest expense, lease expense, rent expense, the current portion of long term debt and the current portion of capitalized lease obligations.

"EBITDA" means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization.

This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period. The current portion of long-term liabilities will be measured as of the date twelve (12) months prior to the current financial statement.

7.5	Dividends and Distributions.

Not to declare or pay any dividends, redemptions of stock or membership interests, distributions and withdrawals (as applicable) to its owners, except:

(a)	dividends payable in capital stock; and

(b)

from earnings available for such purposes and earned during the immediately preceding fiscal year, and in any event, not in excess of Five Million Dollars ($5,000,000) per fiscal year in the aggregate.

7.6	Bank as Principal Depository.

To maintain the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

7.7	Other Debts.

Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank or to any affiliate of the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a)	Acquiring goods, supplies, or merchandise on normal trade credit.

(b)	Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank in the Borrower's most recent financial statement.

(c)	Additional debts and lease obligations for the acquisition of fixed assets, to the extent permitted elsewhere in this Agreement.

(d)	Additional debts and lease obligations for business purposes which do not exceed a total principal amount of One Million Dollars ($1,000,000) outstanding at any one time.

7.8	Other Liens.

Not to create, assume, or allow any security interest, hypothec or lien (including judicial liens) on property any Related Party now or later owns without the Bank's written consent. This does not prohibit:

(a)	Liens and security interests in favor of the Bank or any affiliate of the Bank.

(b)	Liens for taxes not yet due.

(c)	Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d)

Additional purchase money security interests in assets acquired after the date of this Agreement, if the total principal amount of debts secured by such liens does not exceed One Million Dollars ($1,000,000) at any one time.

7.9	Maintenance of Assets.

(a)

Not to sell, assign, lease, transfer or otherwise dispose of any part of any Related Party’s business or any Related Party’s assets except inventory sold in the ordinary course of such Related Party’s business.

(b)	Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)	To maintain and preserve all rights, privileges, and franchises any Related Party now has.

(e)	To make any repairs, renewals, or replacements to keep each Related Party’s properties in good working condition.

(f)	To execute and deliver such documents as the Bank deems necessary to create, perfect and continue the security interests contemplated by this Agreement.

7.10	Investments.

Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)	Existing investments disclosed to the Bank in writing prior to the date of this Agreement.

(b)	Investments in any of the following:

(i)	certificates of deposit;

(ii)	U.S. treasury bills and other obligations of the federal government;

(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

(c)	Investments in the Borrower.

(d)

Investments that, together with loans, advances and other extensions of credit made pursuant to Section 7.13(d), do not exceed an aggregate amount of Three Million Dollars ($3,000,000) outstanding at any one time.

7.11	Loans.

Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)	Existing extensions of credit disclosed to the Bank in writing prior to the date of this Agreement.

(b)	Extensions of credit to the Borrower.

(c)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

(d)

Extensions of credit that, together with investments, capital contributions and other transfers of assets made pursuant to Section 7.12(d), do not exceed an aggregate amount of Three Million Dollars ($3,000,000) outstanding at any one time.

7.12	Change of Management.

Not to make any substantial change in the present executive or management personnel of the Borrower.

7.13	Change of Ownership.

Not to cause, permit, or suffer any change in capital ownership such that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all capital stock that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the capital stock of CUI-Global entitled to vote for members of the board of directors of CUI-Global on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

Not to cause, permit, or suffer any change in capital ownership such that CUI-Global ceases to own and control one hundred percent (100%) in the direct or indirect capital ownership of CUI, CUI-Canada or CUI-Japan.

7.14	Additional Negative Covenants.

Not to, without the Bank's written consent:

(a)	Enter into any consolidation, merger, amalgamation, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)	Acquire or purchase a business or its assets.

(c)	Engage in any business activities substantially different from the Related Parties’ present business.

(d)	Liquidate or dissolve any Related Party’s business.

(e)	Voluntarily suspend its business.

7.15	Notices to Bank.

To promptly notify the Bank in writing of:

(a)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(b)	Any change in any Obligor’s name, legal structure, place of business, or chief executive office if the Obligor has more than one place of business.

7.16	Insurance.

(a)

General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for such Borrower’s business. Each policy shall include a cancellation clause in favor of the Bank.

(b)

Insurance Covering Collateral. To maintain all risk property damage insurance policies (including without limitation windstorm coverage, flood coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.17	Compliance with Laws.

To comply with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to cause a material adverse change in any Related Party’s business condition (financial or otherwise), operations or properties, or ability to repay the credit, or, in the case of the Controlled Substances Act, result in the forfeiture of any material property of any Related Party.

7.18	Books and Records.

To maintain adequate books and records, including complete and accurate records regarding all Collateral.

7.19	Audits; Field Exam.

To allow the Bank and its agents to inspect the Obligors’ properties and examine, audit, and make copies of books and records at any time. If any of the Obligors’ properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records. Without limiting the foregoing, at the expense of the Borrower, the Bank shall be permitted to conduct an annual field exam in respect of the Borrower’s inventory and accounts receivable.

7.20	Perfection of Liens.

To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

7.21	Cooperation.

To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

7.22	Patriot Act; Beneficial Ownership Regulation.

Promptly following any request therefor, to provide information and documentation reasonably requested by the Bank for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and the Beneficial Ownership Regulation.

7.23	Subsidiary Guaranties and Collateral.

(a)

Guarantors. The Borrower will cause each of its domestic subsidiaries whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such subsidiary is formed or acquired (or such longer period of time as agreed to by the Bank in its reasonable discretion)) become a Guarantor hereunder by way of execution of a guaranty, in form and substance satisfactory to the Bank. In connection therewith, the Borrower shall give notice to the Bank not less than ten (10) days prior to the creation of a subsidiary (or such shorter period of time as agreed to by the Bank in its reasonable discretion), or acquiring the equity interests of any other person. In connection with the foregoing, the Borrower shall deliver to the Bank, with respect to each new Guarantor, such other documents and agreements as reasonably required by the Bank, including, without limitation, resolutions, organizational documents and incumbency certificates with respect to such new Guarantor.

(b)

Collateral. The Borrower will cause each Guarantor’s tangible and intangible personal property now owned or hereafter acquired by it to be subject at all times to a first priority, perfected lien (subject to liens permitted hereunder) in favor of the Bank to secure the obligations incurred under this Agreement or otherwise in connection with this Agreement or any guaranty hereof. The Borrower shall provide opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Bank.

(c)

Further Assurances. At any time upon request of the Bank, promptly execute and deliver any and all further instruments and documents and take all such other action as the Bank may deem necessary or desirable to maintain in favor of the Bank, liens and insurance rights on the collateral required to be delivered hereby that are duly perfected in accordance with the requirements hereof, all other documents executed in connection herewith and all applicable laws.

8.	default and remedies

If any of the following events of default occurs, the Bank may do one or more of the following without prior notice except as required by law or expressly agreed in writing by Bank: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy/Receivers,” below with respect to any Obligor, then the entire debt outstanding under this Agreement will automatically be due immediately.

8.1	Failure to Pay.

The Borrower fails to make a payment under this Agreement when due.

8.2	Other Bank Agreements.

(i) Any default occurs under any other document executed or delivered in connection with this Agreement, including without limitation, any note, guaranty, subordination agreement, mortgage or other collateral agreement, (ii) any Obligor purports to revoke or disavow any guaranty or collateral agreement provided in connection with this Agreement; (iii) any representation or warranty made by any Obligor is false when made or deemed to be made; or (iv) any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank.

8.3	Cross-default.

Any default occurs under any agreement in connection with any credit any Obligor or any of the Borrower's related entities or affiliates has obtained from anyone else or which any Obligor or any of the Borrower's related entities or affiliates has guaranteed.

8.4	False Information.

The Borrower or any other Obligor has given the Bank false or misleading information or representations.

8.5	Bankruptcy/Receivers.

Any Obligor or any general partner of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties or any other proceeding under applicable law is commenced seeking to adjudicate it a bankrupt or an insolvent, or any Obligor, or any general partner of any Obligor makes a general assignment for the benefit of creditors; makes a proposal to its creditors or files notice of its intention to do so, institutes any other proceeding under applicable law seeking to adjudicate it a bankrupt or an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors, composition of it or its debts or any other similar relief; or a receiver or similar official is appointed for a substantial portion of any Obligor's business; or the business is terminated, or such Obligor is liquidated or dissolved.

8.6	Lien Priority.

The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

8.7	Judgments.

Any judgments or arbitration awards are entered against any Related Party or other Obligor in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more.

8.8	Material Adverse Change.

A material adverse change occurs, or is reasonably likely to occur, in any Obligor's business condition (financial or otherwise), operations or properties, or ability to repay its obligations as contemplated hereunder or under any document executed in connection with this Agreement.

8.9	Government Action.

Any government authority takes action that the Bank believes materially adversely affects any Obligor's financial condition or ability to repay.

8.10	ERISA Plans.

A reportable event occurs under Section 4043(c) of ERISA, or any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan under Section 4041 or 4042 of ERISA occurs; provided such event or events could reasonably be expected, in the judgment of the Bank, to have a material adverse effect.

8.11	Covenants.

Any default in the performance of or compliance with any obligation, agreement or other provision contained in this Agreement (other than those specifically described as an event of default in this Article).

8.12	Forfeiture.

A judicial or nonjudicial forfeiture or seizure proceeding is commenced by a government authority and remains pending with respect to any property of any Obligor or any part thereof, on the grounds that the property or any part thereof had been used to commit or facilitate the commission of a criminal offense by any person, including any tenant, pursuant to any law, including under the Controlled Substances Act or the Civil Asset Forfeiture Reform Act, regardless of whether or not the property shall become subject to forfeiture or seizure in connection therewith.

9.	enforcing this agreement; miscellaneous

9.1	GAAP.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied; provided, however, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements of the Borrower for the most recently ended fiscal year prior to the date of this Agreement for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes.

9.2	Governing Law.

Except to the extent that any law of the United States may apply, this Agreement shall be governed and interpreted according to the laws of New York (the “Governing Law State”), without regard to any choice of law, rules or principles to the contrary. Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of the Bank under federal law.

9.3	Venue and Jurisdiction.

The Borrower agrees that any action or suit against the Bank arising out of or relating to this Agreement shall be filed in federal court or state court located in the Governing Law State. The Borrower agrees that the Bank shall not be deemed to have waived its rights to enforce this section by filing an action or suit against the Borrower or any Obligor in a venue outside of the Governing Law State. If the Bank does commence an action or suit arising out of or relating to this Agreement, the Borrower agrees that the case may be filed in federal court or state court in the Governing Law State. The Bank reserves the right to commence an action or suit in any other jurisdiction where any Borrower, any other Obligor, or any Collateral has any presence or is located. The Borrower consents to personal jurisdiction and venue in such forum selected by the Bank and waives any right to contest jurisdiction and venue and the convenience of any such forum. The provisions of this section are material inducements to the Bank’s acceptance of this Agreement.

9.4	Successors and Assigns.

This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan and the related loan documents, and may exchange information about the Borrower and any other Obligor (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

9.5	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (c) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

9.6	Waiver of Class Actions.

The terms “Claim” or “Claims” refer to any disputes, controversies, claims, counterclaims, allegations of liability, theories of damage, or defenses between Bank of America, N.A., its subsidiaries and affiliates, on the one hand, and the other parties to this Agreement, on the other hand (all of the foregoing each being referred to as a “Party” and collectively as the “Parties”). Whether in state court, federal court, or any other venue, jurisdiction, or before any tribunal, the Parties agree that all aspects of litigation and trial of any Claim will take place without resort to any form of class or representative action. Thus the Parties may only bring Claims against each other in an individual capacity and waive any right they may have to do so as a class representative or a class member in a class or representative action. THIS CLASS ACTION WAIVER PRECLUDES ANY PARTY FROM PARTICIPATING IN OR BEING REPRESENTED IN ANY CLASS OR REPRESENTATIVE ACTION REGARDING A CLAIM.

9.7	Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.8	Expenses.

(a)

The Borrower shall pay to the Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees, expended or incurred by the Bank in connection with (i) the negotiation and preparation of this Agreement and any related agreements, the Bank's continued administration of this Agreement and such related agreements, and the preparation of any amendments and waivers related to this Agreement or such related agreements, (ii) filing, recording and search fees, appraisal fees, field examination fees, title report fees, and documentation fees with respect to any collateral and books and records of the Borrower or any other Obligor, (iii) the Bank's costs or losses arising from any changes in law which are allocated to this Agreement or any credit outstanding under this Agreement, and (iv) costs or expenses required to be paid by the Borrower or any other Obligor that are paid, incurred or advanced by the Bank.

(b)

The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (i) this Agreement or any document required hereunder, (ii) any credit extended or committed by the Bank to the Borrower hereunder, (iii) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower's sales or leases to or performance of services for debtors obligated upon the Borrower's accounts receivable and disclosures in connection therewith, and (iv) any litigation or proceeding related to or arising out of this Agreement, any such document, any such credit, or any such claim, including, without limitation, any act resulting from the Bank complying with instructions the Bank reasonably believes are made by any Authorized Individual. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

(c)

The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with (a) the enforcement or preservation of the Bank's rights and remedies and/or the collection of any obligations of the Borrower which become due to the Bank and in connection with any "workout" or restructuring, and (b) the prosecution or defense of any action in any way related to this Agreement, the credit provided hereunder or any related agreements, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the Bank or any other person) relating to the Borrower or any other person or entity.

9.9	Joint and Several Liability.

(a)

Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s). Each obligation, promise, covenant, representation and warranty in this Agreement shall be deemed to have been made by, and be binding upon, each Borrower, unless this Agreement expressly provides otherwise. The Bank may bring an action against any Borrower, whether an action is brought against the other Borrower(s).

(b)	Each Borrower agrees that any release which may be given by the Bank to the other Borrower(s) or any other Obligor will not release such Borrower from its obligations under this Agreement.

(c)

Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.

(d)

Each Borrower waives any defense by reason of any other Borrower’s or any other person's defense, disability, or release from liability. The Bank can exercise its rights against each Borrower even if any other Borrower or any other person no longer is liable because of a statute of limitations or for other reasons.

(e)

Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrower(s).

(f)

Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower and all rights to any other notices to any party liable on any of the credit extended under this Agreement.

(g)

The Borrowers represent and warrant to the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

(h)

Until all obligations of the Borrowers to the Bank under this Agreement have been paid in full and any commitments of the Bank or facilities provided by the Bank under this Agreement have been terminated, each Borrower waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement.

(i)

Each Borrower waives any right to require the Bank to proceed against any other Borrower or any other person; proceed against or exhaust any security; or pursue any other remedy. Further, each Borrower consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Borrowers under this Agreement or which, but for this provision, might operate as a discharge of the Borrowers.

9.10	Set-Off.

Upon and after the occurrence of an event of default under this Agreement, (a) the Borrower hereby authorizes the Bank at any time without notice and whether or not the Bank shall have declared any amount owing by the Borrower to be due and payable, to set off against, and to apply to the payment of, the Borrower’s indebtedness and obligations to the Bank under this Agreement and all related agreements, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, any and all amounts owing by the Bank to the Borrower, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced, and (b) pending any such action, to hold such amounts as collateral to secure such indebtedness and obligations of the Borrower to the Bank and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Bank, in its sole discretion, may elect. The Borrower hereby grants to the Bank a security interest in all deposits and accounts maintained with the Bank to secure the payment of all such indebtedness and obligations of the Borrower to the Bank.

9.11	One Agreement.

This Agreement and any related security or other agreements required by this Agreement constitute the entire agreement between the Borrower and the Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

9.12	Notices.

Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax number(s) listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

9.13	Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.14	Counterparts.

This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement (or of any agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that the telecopy or other electronic image shall be promptly followed by an original if required by the Bank.

9.15	Borrower/Obligor Information; Reporting to Credit Bureaus.

The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports and other credit bureau information from time to time in connection with the administration, servicing and collection of the loans under this Agreement. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and all other Obligors as is consistent with the Bank's policies and practices from time to time in effect.

9.16	Customary Advertising Material.

The Borrower consents to the publication by the Bank of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Borrower.

9.17	Amendments.

This Agreement may be amended or modified only in writing signed by each party hereto.

9.18	Disposition of Schedules and Reports.

The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower. The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

9.19	Returned Merchandise.

Until the Bank exercises its rights to collect the accounts receivable as provided under any security agreement required under this Agreement, the Borrower may continue its present policies for returned merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by the Borrower or upon such other disposition of the merchandise by the debtor in accordance with the Borrower's instructions. If a credit adjustment is made with respect to any Acceptable Receivable, the amount of such adjustment shall no longer be included in the amount of such Acceptable Receivable in computing the Borrowing Base.

9.20	Verification of Receivables.

The Bank may at any time, either orally or in writing, request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated.

9.21	Waiver of Confidentiality.

The Borrower authorizes the Bank to discuss the Borrower's financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by the Borrower, and authorizes such parties to disclose to the Bank such financial and business information or reports (including management letters) concerning the Borrower as the Bank may request.

9.22	Statutory Notice Oregon.

Under Oregon law, most agreements, promises and commitments made by the Bank concerning loans and other credit extensions which are not for personal, family or household purposes or secured solely by any Borrower's residence must be in writing, express consideration and be signed by us to be enforceable.

9.23	Limitation of Interest and Other Charges.

If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to the Borrower under applicable law (including without limitation, the Criminal Code (Canada)), then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

9.24	Currency Indemnity.

If a judgment or order is rendered by any court or tribunal for the payment of any amount owing to the Bank under this Agreement or for the payment of damages in respect of any breach of this Agreement, or under or in respect of a judgment or order of another court or tribunal for the payment of those amounts or damages, and the judgment or order is expressed in a currency (the "Judgment Currency") except the currency payable under this Agreement (the "Agreed Currency"), the party against whom the judgment or order is made shall indemnify and hold the Bank harmless against any deficiency in terms of the Agreed Currency in the amounts received by the Bank arising or resulting from any variation as between (a) the actual rate of exchange at which the Agreed Currency is converted into the Judgment Currency for the purposes of the judgment or order, and (b) the actual rate of exchange at which the Bank is able to purchase the Agreed Currency with the amount of the Judgment Currency actually received by the Bank on the date of receipt. The indemnity in this Section shall constitute a separate and independent obligation from the other obligations of the Borrower under this Agreement.

Signature Page

The Borrower executed this Agreement as of the date stated at the top of the first page, intending to create an instrument executed under seal.

Borrowers:

CUI, Inc.

By: __/s/ Daniel N. Ford______________________________ (Seal)

Name: Daniel N. Ford

Title: CFO

CUI-Canada, Inc.

By: __/s/ Daniel N. Ford______________________________ (Seal)

Name: Daniel N. Ford

Title: CFO

Address where notices to

the Borrower are to be sent:

20050 SW 112th Ave.

Tualatin, OR 97062

Telephone: (503) 612-2300

Bank:

Bank of America, N.A.

By: _/s/ Michael W. Snook____________________________

Michael W. Snook, Senior Vice President

Address where notices to

the Bank are to be sent:

Bank of America

NC1-001-05-13

One Independence Center

101 North Tryon Street

Charlotte, NC 28255-0001

Prepared by: Moore & Van Allen PLLC

USA Patriot Act Notice.

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully.

(1)     USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

 SCHEDULE A

FEES

(a)	Loan Fee.

The Borrower agrees to pay a loan fee in the amount of Xxxxxx ($Xxxxxx). This fee is due on the date of this Agreement.

(b)	Waiver Fee.

If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(c)	Late Fee.

To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

(d)	Returned Payment Fee.

The Bank, in its discretion, may collect from the Borrower a returned payment fee each time a payment is returned or if there are insufficient funds in the designated account when a payment is attempted through automatic payment.

(e)	Unused Commitment Fee.

The Borrower agrees to pay a fee on any difference between the Credit Limit and the amount of credit it actually uses, determined by the daily amount of credit outstanding during the specified period. The fee will be calculated at 0.25% per year. This fee is due on April 30, 2019, and on the last day of each following month until the expiration of the availability period.